FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
JamesBFrancis@maximus.com
Date: November 18, 2021		Madison West 703.251.8443
MadisonTWest@maximus.com

Maximus Reports Fourth Quarter and Full Year Results for Fiscal Year 2021
- Establishes Guidance for Fiscal Year 2022 -
(RESTON, Va. - November 18, 2021) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months and year ended September 30, 2021.
Highlights for fiscal year 2021 include:
•Revenue increased 22.9% to $4.25 billion compared to $3.46 billion for the prior year, driven by approximately $1.1 billion of COVID-19 response work and $322.7 million of revenue contributions from the Attain Federal and Veterans Evaluation Services (VES) acquisitions, and offset by the completed Census contract.
•Operating margin was 9.6% compared to 8.3% for the prior year. Diluted earnings per share were $4.67. Amortization of intangible assets was $44.4 million, or $0.52 diluted earnings per share. Adjusting for amortization of intangible assets, operating income margin and diluted earnings per share would be 10.6% and $5.19, respectively.
•A quarterly cash dividend of $0.28 per share payable on November 30, 2021, to shareholders of record on November 15, 2021.
"Fiscal year 2021 was significant for the Company including three acquisitions, transition of leadership in our U.S. Federal Segment, several large contract wins including the U.K. Restart Programme, and operating over $1 billion of COVID-19 response work helping governments respond to the pandemic," shared Bruce Caswell, President and Chief Executive Officer. "The integration of the acquisitions evolves our strategy and matures our portfolio while remaining true to our core business as a program administrator dedicated to helping government serve the people."
Consolidated Fiscal Year 2021 Results
Revenue for fiscal year 2021 increased 22.9% to $4.25 billion, compared to $3.46 billion for the prior year. The $0.79 billion increase was driven by COVID-19 response work including vaccination distribution support services, unemployment insurance program support, disease investigation, contact tracing, and other key public health initiatives. COVID-19 response work contributed approximately $1.1 billion for the year ended, or an increase of approximately $0.9 billion over the prior year for this work. The acquired businesses of Attain Federal and VES completed on March 1, 2021 and May 28, 2021, respectively, contributed a combined $322.7 million of revenue to fiscal year 2021. The increases were offset by the completed Census contract which contributed approximately $450 million less revenue in fiscal year 2021.
For fiscal year 2021, operating income totaled $408.5 million, yielding an operating margin of 9.6%. This compares to an operating margin of 8.3% for the prior year. Diluted earnings per share were $4.67 as compared to $3.39 for the prior-year period.
Operating income includes amortization of intangible assets which was $44.4 million, or $0.52 diluted earnings per share for fiscal year 2021. Adjusting for amortization, operating margin and diluted earnings per share would be 10.6% and $5.19, respectively, in fiscal year 2021. In the prior year, amortization totaled $35.6 million, or $0.41, which would result in adjusted operating margin and diluted earnings per share of 9.4% and $3.80, respectively.

U.S. Services Segment
U.S. Services Segment revenue for fiscal year 2021 increased 25.0% to $1.66 billion, compared to $1.33 billion reported in the prior year. This increase was driven by COVID-19 response work, which contributed an estimated $618 million of revenue to this segment in fiscal 2021, compared to an estimated $129 million in the prior year.
Operating margin for fiscal year 2021 was 15.3% compared to 17.1% reported for the prior-year period. Fourth quarter of fiscal year 2021 included a write-off of fixed assets, leased assets and deferred contract costs related to a contract in its startup phase in this segment. Excluding the write-off, the segment margin would be 16.0% and reflects a full year of headwinds experienced on some of this segment's core programs, including those impacted by the pause of Medicaid redeterminations.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for fiscal year 2021 increased 15.9% to $1.89 billion, compared to $1.63 billion reported for the prior year. As expected, the Census contract contributed approximately $450 million less revenue in fiscal year 2021 as compared to the prior-year period due the natural conclusion of this contract. This was offset by COVID-19 response work that contributed an estimated $466 million of revenue to the segment, compared to an estimated $71 million in the prior year. Segment results for fiscal year 2021 included $322.7 million of revenue from Attain Federal and VES.
The operating margin for fiscal year 2021 was 10.0% as compared to 8.1% reported for the prior year. Both the fourth quarter and full fiscal year 2021 margins for this segment fell short of the Company's expectations due to several non-recurring investments that are expected to benefit future operating results.
Outside the U.S. Segment
Outside the U.S. Segment revenue for fiscal year 2021 increased 40.1% to $699.1 million as compared to $498.9 million reported for the prior year. Operating income for fiscal year 2021 was $20.1 million, yielding an operating margin of 2.9%, compared to an operating loss of $34.1 million for fiscal year 2020.
As previously disclosed, this segment has several contracts in startup, most notably the two-region win on the U.K. Restart Programme. The startup contracts resulted in planned startup losses incurred in the fourth quarter of fiscal 2021 as the U.K. Restart Programme ramped as expected. Significant improvement to the financial contribution from these contracts is still expected in the second half of fiscal 2022.
Sales and Pipeline
Year-to-date signed contract awards at September 30, 2021, totaled $5.62 billion and contracts pending (awarded but unsigned) totaled $0.72 billion. These awards reflect total contract value (TCV) and include the previously announced U.K. Restart Programme award of more than $960.0 million. Less than $1 billion of the $5.62 billion signed contract awards relate to COVID-19 response work. Remaining increases to signed contract awards were driven by wins in the U.S. Services and U.S. Federal Services Segments.
The sales pipeline at September 30, 2021, was $33.9 billion (comprised of approximately $8.8 billion in proposals pending, $1.42 billion in proposals in preparation, and $23.69 billion in opportunities tracking). New work opportunities represent 69.5% of the total sales pipeline.
Balance Sheet and Cash Flows
At September 30, 2021, cash and cash equivalents totaled $135.1 million and gross debt was $1.52 billion. The ratio of debt, net of allowed cash, to pro-forma EBITDA for the full year ended September 30, 2021, as calculated in accordance with our credit agreement, was 2.3x. This compares to 2.4x at June 30, 2021.
For fiscal year 2021, cash flows from operations totaled $517.3 million and free cash flow was $480.8 million. This compares to $244.6 million and $203.9 million, respectively, in the prior year. Strong cash flows for fiscal 2021 resulted from a decrease in investment in working capital and improved earnings as compared to fiscal year 2020. The decrease in investment resulted from good collections combined with advance payments on new work and deferral of payroll taxes.

As of September 30, 2021, DSO were 68 days and within the Company's typical range of 65 to 80 days.
On October 8, 2021, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on November 30, 2021, to shareholders of record on November 15, 2021.
FY22 Outlook
Maximus is establishing fiscal year 2022 guidance. The Company expects revenue to range between $4.40 billion and $4.60 billion. Diluted earnings per share is expected to range between $4.00 and $4.30. Forecasted fiscal year 2022 earnings includes approximately $90 million of amortization of intangible assets, or $1.07 on a diluted per share basis. Excluding amortization, diluted earnings per share is expected to range between $5.07 and $5.37.
Cash flows from operations are expected to range between $275 million and $325 million, and free cash flow to range between $225 million and $275 million in fiscal year 2022. The cash flow projections reflect increased investment in working capital as current liabilities normalize due to payroll tax deferrals, new work maturing, and accruals returning to a more normal level. Additionally, greater investment in accounts receivable is required by an increased revenue projection in fiscal year 2022.
For fiscal year 2022, the effective income tax rate is expected to range between 25% and 26%, weighted average shares outstanding to range between 62.5 million and 62.6 million, absent significant share purchase activity, and interest expense to range between $30 and $33 million.
The outlook for fiscal year 2022 includes assumptions around the timing and level at which core programs return to pre-pandemic levels, most notably those in the U.S. Services Segment. While the timing is uncertain, the Company expects the Public Health Emergency (PHE) to conclude and enable Medicaid redetermination activities to commence during fiscal year 2022.
"Taken together, the market and company operating dynamics anticipated in the second half of FY22 create a positive environment and momentum for the business,” Caswell continued. "These dynamics include not just the anticipated conclusion of the PHE, but also our new startup contracts moving to operations, new organic wins in U.S. Services coming online, the fiscal year 2021 acquisitions maturing in their integration and contribution, and the benefits of a substantial new work pipeline. Throughout the pandemic, we proved our ability to be of service and offer value to governments. We are proud of the resulting new customers, solutions, and capabilities we have gained that offer us a solid foundation to drive future organic growth."
Caswell concluded with, "Our accomplishments have been made possible by the hard work of our employees, and I offer my sincerest thanks to our more than 35,000 dedicated colleagues that support Maximus globally."
Conference Call and Webcast Information
Maximus will host a conference call this morning, November 18, 2021, at 9:00 a.m. (ET).
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 35,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including free cash flow, results on a pro forma basis and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our Annual Report on Form 10-K.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties such as those related to the impact of the pandemic and our recently-completed acquisitions including but not limited to:
•Our indebtedness following the completion of the VES acquisition is significant and could adversely affect our business and our ability to meet our obligations.
•Difficulties in integrating our operations with those of Attain and VES and realizing the expected benefits of these acquisitions.
•If one or more of these contracts with the VA are terminated or are not renewed on favorable terms or at all, if the VA reduces the number of medical examinations allocated to VES under the contracts or if VES receives an adverse finding or review resulting from an audit or investigation, the benefits of the VES acquisition may be adversely affected.
•In connection with the acquisitions, we may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could negatively affect our business, assets, liabilities, prospects, outlook, financial condition, and results of operations.
•The ultimate duration of the pandemic.

•The threat of further negative pandemic-related impacts.

•Delays in our core programs returning to normal volumes and operations.

•The potential impacts resulting from budget challenges with our government clients.

•The possibility of delayed or missed payments by customers.

•The potential for further supply chain disruptions impacting IT or safety equipment.

•The impact of further legislation and government policies on the programs we operate.
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2021, which will be filed with the Securities and Exchange Commission (SEC) on November 18, 2021. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2021	2020	2021	2020
	(in thousands, except share data and per share amounts)
	(Unaudited)	(Unaudited)
Revenue	$1,106,131	$923,836	$4,254,485	$3,461,537
Cost of revenue	887,725	726,985	3,307,510	2,750,535
Gross profit	218,406	196,851	946,975	711,002
Selling, general, and administrative expenses	129,590	103,428	494,088	387,090
Amortization of intangible assets	20,639	8,900	44,357	35,634
Operating income	68,177	84,523	408,530	288,278
Interest expense	(10,695)	(494)	(14,744)	(2,059)
Other (expense)/income, net	(521)	222	(10,105)	843
Income before income taxes	56,961	84,251	383,681	287,062
Provision for income taxes	4,947	20,590	92,481	72,553
Net income	$52,014	$63,661	$291,200	$214,509

Earnings per share:
Basic	$0.84	$1.03	$4.69	$3.40
Diluted	$0.83	$1.02	$4.67	$3.39
Weighted average shares outstanding:
Basic	62,082	61,874	62,072	63,062
Diluted	62,506	62,256	62,365	63,322

Dividends declared per share	$0.28	$0.28	$1.12	$1.12

Maximus, Inc.
Consolidated Balance Sheets

	As of September 30,
	2021	2020
	(in thousands)
Assets:
Cash and cash equivalents	$135,061	$71,737
Accounts receivable, net	834,819	786,203
Income taxes receivable	5,413	2,075
Prepaid expenses and other current assets	104,201	72,543
Total current assets	1,079,494	932,558
Property and equipment, net	62,627	66,721
Capitalized software, net	42,868	38,033
Operating lease right-of-use assets	179,349	177,159
Goodwill	1,774,406	593,129
Intangible assets, net	879,168	145,893
Deferred contract costs, net	36,486	20,891
Deferred compensation plan assets	46,738	36,819
Deferred income taxes	990	1,915
Other assets	16,839	11,584
Total assets	$4,118,965	$2,024,702
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$305,565	$253,338
Accrued compensation and benefits	186,809	137,101
Deferred revenue, current portion	98,588	51,655
Income taxes payable	6,782	5,377
Long-term debt, current portion	80,555	10,878
Operating lease liabilities, current portion	76,077	80,748
Other current liabilities	35,057	22,071
Total current liabilities	789,433	561,168
Deferred revenue, non-current portion	35,932	27,311
Deferred income taxes	194,638	24,737
Long-term debt, non-current portion	1,429,137	18,017
Deferred compensation plan liabilities, non-current portion	47,405	38,654
Operating lease liabilities, non-current portion	121,771	104,011
Other liabilities	20,320	8,985
Total liabilities	2,638,636	782,883
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 61,954 and 61,504 shares issued and outstanding as of September 30, 2021 and 2020, respectively (shares in thousands)	532,411	513,959
Accumulated other comprehensive loss	(39,908)	(42,638)
Retained earnings	987,826	770,498
Total shareholders' equity	1,480,329	1,241,819
Total liabilities and shareholders' equity	$4,118,965	$2,024,702

Maximus, Inc.
Consolidated Statements of Cash Flows

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$52,014	$63,661	$291,200	$214,509
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	12,697	17,031	46,361	64,527
Amortization of intangible assets	20,639	8,900	44,357	35,634
Amortization of debt issuance costs and debt discount	865	—	865	—
Deferred income taxes	(10,209)	(13,935)	(6,577)	(19,145)
Stock compensation expense	7,731	6,150	28,554	23,708
Gain on sale of a business	—	(12)	—	(1,718)
Costs related to debt financing	—	—	8,509	—
Change in assets and liabilities, net of effects of business combinations
Accounts receivable	292,882	47,146	38,578	(180,747)
Prepaid expenses and other current assets	(24,268)	(10,368)	(16,726)	(9,839)
Deferred contract costs	347	(515)	(15,426)	(1,911)
Accounts payable and accrued liabilities	(89,969)	31,308	26,904	79,930
Accrued compensation and benefits	(16,275)	(4,163)	18,112	29,484
Deferred revenue	30,028	(415)	53,652	2,391
Income taxes	(17,898)	2,927	(2,733)	3,490
Operating lease right-of-use assets and liabilities	4,237	515	5,314	(556)
Other assets and liabilities	7,842	279	(3,622)	4,835
Net cash provided by operating activities	270,663	148,509	517,322	244,592
Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(4,432)	(12,271)	(36,565)	(40,707)
Acquisitions of businesses, net of cash acquired	(19,442)	(4,455)	(1,798,915)	(7,066)
Proceeds from the sale of a business	—	—	—	3,250
Other	—	—	—	385
Net cash used in investing activities	(23,874)	(16,726)	(1,835,480)	(44,138)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,213)	(17,167)	(68,838)	(70,155)
Purchases of Maximus common stock	—	—	(3,363)	(166,959)
Tax withholding related to RSU vesting	—	—	(9,818)	(10,614)
Payments for debt financing	(454)	—	(23,213)	—
Proceeds from borrowings	33,129	216,560	2,318,129	638,048
Principal payments for debt	(216,603)	(340,474)	(824,483)	(619,445)
Other	42	(8)	(2,721)	(965)
Net cash provided by/(used in) financing activities	(201,099)	(141,089)	1,385,693	(230,090)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,356)	1,879	474	1,705
Net change in cash, cash equivalents, and restricted cash	43,334	(7,427)	68,009	(27,931)
Cash, cash equivalents and restricted cash, beginning of period	113,236	95,988	88,561	116,492
Cash, cash equivalents and restricted cash, end of period	$156,570	$88,561	$156,570	$88,561

Maximus, Inc.
Consolidated Results of Operations by Segment

	For the Three Months Ended September 30,				For the Year Ended September 30,
	2021		2020		2021		2020
	Amount (1)	% (2)	Amount (1)	% (2)	Amount (1)	% (2)	Amount (1)	% (2)
	(Unaudited)
	(dollars in thousands)
Revenue:
U.S. Services	$392,623		$371,345		$1,662,110		$1,329,274
U.S. Federal Services	540,302		423,232		1,893,284		1,633,337
Outside the U.S.	173,206		129,259		699,091		498,926
Revenue	$1,106,131		$923,836		$4,254,485		$3,461,537
Gross Profit:
U.S. Services	$84,794	21.6%	$92,199	24.8%	$408,050	24.6%	$360,272	27.1%
U.S. Federal Services	120,146	22.2%	86,423	20.4%	432,551	22.8%	318,925	19.5%
Outside the U.S.	13,466	7.8%	18,229	14.1%	106,374	15.2%	31,805	6.4%
Gross Profit	$218,406	19.7%	$196,851	21.3%	$946,975	22.3%	$711,002	20.5%
Selling, general, and administrative expense:
U.S. Services	$36,954	9.4%	$29,856	8.0%	$153,609	9.2%	$132,489	10.0%
U.S. Federal Services	70,608	13.1%	54,568	12.9%	243,485	12.9%	186,023	11.4%
Outside the U.S.	21,230	12.3%	18,813	14.6%	86,248	12.3%	65,938	13.2%
Gain on sale of business (4)	—	NM	(12)	NM	—	NM	(1,718)	NM
Other (3)	798	NM	203	NM	10,746	NM	4,358	NM
Selling, general and administrative expense	$129,590	11.7%	$103,428	11.2%	$494,088	11.6%	$387,090	11.2%
Operating income:
U.S. Services	$47,840	12.2%	$62,343	16.8%	$254,441	15.3%	$227,783	17.1%
U.S. Federal Services	49,538	9.2%	31,855	7.5%	189,066	10.0%	132,902	8.1%
Outside the U.S.	(7,764)	(4.5) %	(584)	(0.5) %	20,126	2.9%	(34,133)	(6.8) %
Amortization of intangible assets	(20,639)	NM	(8,900)	NM	(44,357)	NM	(35,634)	NM
Gain on sale of business (4)	—	NM	12	NM	—	NM	1,718	NM
Other (3)	(798)	NM	(203)	NM	(10,746)	NM	(4,358)	NM
Operating income	$68,177	6.2%	$84,523	9.1%	$408,530	9.6%	$288,278	8.3%

(1)Expenses that are not specifically included in the segments are included in other categories, including amortization of intangible assets and the direct costs of acquisitions. These costs are excluded from measuring each segment's operating performance.
(2)Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”
(3)Other selling, general, and administrative expenses includes credits and costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed. Our results for the year ended September 30, 2021, included $9.5 million of expenses relating to the acquisitions of Attain, LLC, and VES Group, Inc.
(4)During fiscal year 2020, we sold Q2 Administrators LLC, a subsidiary within our U.S. Federal Services Segment, resulting in a gain.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2021	2020	2021	2020
	(unaudited, in thousands)
Net cash provided by operating activities	$270,663	$148,509	$517,322	$244,592
Purchases of property and equipment and capitalized software costs	(4,432)	(12,271)	(36,565)	(40,707)
Free cash flows	$266,231	$136,238	$480,757	$203,885

Maximus, Inc.
Unaudited Pro Forma Results

	For the Year Ended September 30,
	2021	2020
	(dollars in thousands, except per share amounts)
Revenue	$4,672,597	$4,013,994
Cost of revenue	3,566,894	3,107,493
Gross profit	1,105,703	906,501
Selling, general, and administrative expenses	553,048	485,903
Amortization of intangible assets	85,621	101,467
Operating income	467,034	319,131
Interest expense	(37,410)	(38,239)
Other expense, net	(2,414)	(12,791)
Income before income taxes	427,210	268,101
Provision for income taxes	102,045	64,328
Net income	$325,165	$203,773

Earnings per share:
Basic	$5.24	$3.23
Diluted	$5.21	$3.22
Weighted average shares outstanding:
Basic	62,072	63,062
Diluted	62,365	63,322
These pro forma results are shown as though VES and Attain acquisitions occurred on October 1, 2019. Please refer to our Annual Report on Form 10-K for an explanation of the methodology used to prepare these pro forma financial results.

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Operating income	$68,177	$84,523	$408,530	$288,278
Add back: Amortization of intangible assets	20,639	8,900	44,357	35,634
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$88,816	$93,423	$452,887	$323,912
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	8.0%	10.1%	10.6%	9.4%

Net income	$52,014	$63,661	$291,200	$214,509
Add back: Amortization of intangible assets, net of tax	15,388	6,437	32,752	26,321
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$67,402	$70,098	$323,952	$240,830

Diluted earnings per share	$0.83	$1.02	$4.67	$3.39
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.25	0.11	0.52	0.41
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$1.08	$1.13	$5.19	$3.80